EXHIBIT 10P

COGNEX CORPORATION

SUMMARY OF DIRECTOR COMPENSATION

Cognex Corporation (the “Company”) pays each Director (other than Robert J. Shillman, Robert J. Willett, and Patrick A. Alias) an annual fee for his services on the Company’s Board of Directors and its committees, plus additional amounts for participation in on-site and telephonic meetings. Each Director receives annual cash compensation in the amount of $10,000, plus an additional $5,000 for each on-site meeting attended. Each Director receives $500 for each meeting attended via telephone.

Each Director who serves on the Compensation/Stock Option Committee of the Company’s Board of Directors receives an annual fee of $2,000, plus $500 for each meeting attended on a day other than that of a Board meeting. Each Director who serves on the Audit Committee of the Company’s Board of Directors receives an annual fee of $4,500. The Chairman of the Audit Committee receives an additional fee of $4,000 for the year. Each Audit Committee member receives $1,500 for each committee meeting attended in person or $500 for each telephonic meeting attended to discuss the Company’s financial results and related topics. Each Director who serves on the Nominating Committee receives an annual fee of $500.

Neither Dr. Shillman, Mr. Willett, nor Mr. Alias receive additional cash compensation to serve on the Company’s Board of Directors.

Dr. Shillman, Mr. Willett, and Mr. Alias each receive stock options as employees of the Company. Directors are also eligible to receive stock options, as part of the Company’s annual grant. All stock option grants are reviewed by the Compensation Committee.